Alliance New York Municipal Income Fund, Inc.
811-10577
Exhibit 77C

The Annual Meeting of Stockholders of Alliance New York Municipal Income Fund, Inc. ("the Fund") was held on March 28, 2007 and adjourned to May 4, 2007.
A description of each proposal and number of shares voted at the meeting are s follows:


To elect two Directors of the Fund's common stockholders for a term of two or three years and until his or her successor is duly elected and qualifies.

Class One (terms expire 2010)

Nancy P. Jacklin   Voted For  4,613,345   Authority Withheld  102,251


Class Three (term expires 2009)

Earl D. Weiner     Voted For  4,613,345   Authority Withheld  102,251







To elect six Directors of the Fund's preferred stockholders for a term of two or three years and until his or her successor is duly elected and qualifies.

Class One (terms expire 2010)

John H. Dobkin      Voted For  1,775       Authority Withheld  24
Michael J. Downey   Voted For  1,775       Authority Withheld  24
Nancy P. Jacklin    Voted For  1,775       Authority Withheld  24

Class Three (term expires 2009)

Earl D. Weiner      Voted For  1,775       Authority Withheld  24